Exhibit 3.2.0

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GRAFTECH HOLDINGS INC.

I, John D. Moran, hereby certify that:

1. The name of the corporation is GrafTech Holdings Inc. (the “Corporation”).

2. I am the Vice President, General Counsel and Secretary of the Corporation.

3. The Corporation is duly organized and validly existing under the General Corporation Law of the State of Delaware, as amended.

4. The Board of Directors of the Corporation, by resolutions duly adopted, declared it advisable that the Amended and Restated Certificate of Incorporation of the Corporation be amended in order to change the name of the Corporation to GrafTech International Ltd.

5. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

6. This Certificate of Amendment shall be effective at 8:41 a.m., Eastern Time, on November 30, 2010.

7. Article FIRST of the Amended and Restated Certificate of Incorporation of the Corporation be, and hereby is, amended in its entirety to be and read as follows:

“FIRST: The name of this corporation is GrafTech International Ltd.”

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed by its duly authorized officer this 29th day of November, 2010.

GRAFTECH HOLDINGS INC.

By:	/s/ John D. Moran
John D. Moran
Vice President, General Counsel and Secretary

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GRAFTECH HOLDINGS INC.

The undersigned, John D. Moran, hereby certifies that:

1. He is the Vice President, General Counsel and Secretary of the corporation referred to herein.

2. The name of such corporation is GrafTech Holdings Inc. (the “Corporation”).

3. The date on which the original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware is April 26, 2010 (the “Certificate of Incorporation”).

4. The Corporation is a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware, as amended (the “Law”).

5. The board of directors and sole stockholder of the Corporation, by resolutions duly adopted, have declared it advisable to amend the Certificate of Incorporation so that it is the same as the Certificate of Incorporation of its parent corporation, GrafTech International Ltd. (formerly UCAR International Inc.), a Delaware corporation formed on November 24, 1993 (“UCAR”).

6. Concurrently with the filing of this Amended and Restated Certificate of Incorporation, the by-laws of the Corporation shall be amended so that they are the same as the by-laws of UCAR.

7. This Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in the manner and by the vote prescribed by the Certificate of Incorporation, the by-laws of the Corporation and Section 242 of the Law, and otherwise in the manner prescribed by Section 245 of the Law, and has been adopted.

8. This Amended and Restated Certificate of Incorporation of the Corporation shall be effective at 8:40 a.m., Eastern Time, on November 30, 2010.

9. The provisions of the Certificate of Incorporation, as so amended and restated, are as follows:

FIRST: Name.

The name of this corporation is GrafTech Holdings Inc. (the “Corporation”).

SECOND: Address.

The address, including street number, street, city and county, of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: Purpose.

The nature of the businesses to be conducted and the purposes to be promoted by the Corporation is engaging in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “Law”).

FOURTH: Powers.

In order to conduct its businesses and promote and accomplish its purposes, the Corporation shall have and may exercise all of the powers conferred by the Law upon corporations formed thereunder.

FIFTH: Perpetual Existence.

The Corporation shall have perpetual existence.

SIXTH: Capital Stock.

The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is two hundred thirty-five million (235,000,000), of which two hundred and twenty-five million (225,000,000) shall be common stock, par value $.01 per share (the “Common Stock”), and ten million (10,000,000) shall be preferred stock, par value $.01 per share (the “Preferred Stock”).

The time of filing of this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) with the Secretary of State of the State of Delaware is called the “Effective Time”.

Shares of Preferred Stock may be issued in one or more series. The number of shares included in any series of Preferred Stock and the full or limited voting rights, if any, the cumulative or non-cumulative dividend rights, if any, the conversion, redemption or sinking fund rights, if any and the priorities, preferences and relative, participating, optional and other special rights, if any, in respect of the Preferred Stock, any series of Preferred Stock or any rights pertaining thereto, and the qualification, limitations or restrictions on the Preferred Stock, any series of Preferred Stock or any rights pertaining thereto, shall be those set forth in the resolution or resolutions providing for the issuance of the Preferred Stock or such series of Preferred Stock adopted at any time and from time to time by the affirmative vote of a majority of the total number of directors which the Corporation would have if there were no vacancies on the Board of Directors of the Corporation (the “Board”) at the time of the vote (the “Whole Board”) on such resolution or resolutions and filed with the Secretary of State of the State of Delaware. The Board is hereby expressly vested with authority, to the full extent now or hereafter provided by the Law, to adopt any such resolution or resolutions.

SEVENTH: Directors.

The business and affairs of the Corporation shall be managed by or under the direction of the Board. The number of directors shall, at the Effective Time, be the number of directors then in office and shall thereafter, subject to any limitations which may be set forth in the By-Laws and subject to the right, if any, of holders of shares of Preferred Stock outstanding to elect additional directors expressly set forth in the resolution or resolutions providing for the issuance of such shares, be such number or such greater or lesser number as may be fixed from time to time and at any time by a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board.

Except as otherwise provided in the By-Laws, the election of directors is not required to be conducted by written ballot.

Except for the right, if any, of holders of shares of Preferred Stock then outstanding to remove one or more directors expressly set forth in the resolution or resolutions providing for the issuance of such shares and except as otherwise required by the law, directors can be removed only for cause and only upon the affirmative vote of holders of at least 67% of the voting power of all shares of capital stock of the Corporation then outstanding entitled to vote generally for the election of directors.

Except for the right, if any, of holders of shares of Preferred Stock then outstanding to fill such vacancies expressly set forth in the resolution or resolutions providing for the issuance of such shares and except as otherwise required by the law, any vacancies on the Board resulting from an increase in the authorized number of directors, from death, resignation, retirement, disqualification or removal of a director or from any other event can be filled by a majority vote of the directors then in office (even though they constitute less than a quorum), unless no directors are then in office in which (but only in which) event such vacancies can be filled by the stockholders. A director elected to fill such a vacancy shall hold office until the due election and qualification of his successor (which may be such director, if he is re-elected) at the annual meeting of stockholders next following his election or his earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

In connection with managing the business and affairs of the Corporation, including, but not limited to, determining whether and to what extent any action may be in the best interests of the Corporation or the stockholders, approving or disapproving any action or determining whether to make any recommendation and what recommendation to make to stockholders with respect to any matter, each director and the Board (and any committee of the Board) may consider: (i) the long-term and short-term interests of the employees, suppliers, creditors and customers of the Corporation and its subsidiaries; (ii) the long-term and short-term interests of the communities in which the Corporation and its subsidiaries conduct any business or other activities; and (iii) the long-term and short-term interests of the Corporation, its subsidiaries and the stockholders, including the possibility that such interests may best be served by the continued independence of the Corporation.

EIGHTH: Voting.

Except for the right, if any, of holders of shares of Preferred Stock then outstanding to cumulate votes expressly set forth in the resolution or resolutions providing for the issuance of such shares, cumulative voting is not permitted with respect to the election of directors.

Except as otherwise permitted with respect to meetings consisting solely of, and actions required or permitted to be taken at meetings consisting solely of, holders of shares of Preferred Stock then outstanding as expressly set forth in the resolution or resolutions providing for the issuance of such shares, (i) any action required or permitted to be taken by the stockholders must be taken at a duly called and convened meeting of stockholders and cannot be taken by consent in writing and (ii) special meetings of stockholders can be called only (a) by or at the direction of the Board pursuant to a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board, (b) by or at the direction of a director affiliated with and nominated or recommended for nomination for election (under a written agreement with GrafTech International Ltd. (formerly UCAR International Inc.), a Delaware corporation formed on November 24, 1993 (“UCAR”), which provides for a right to make such nomination or recommendation and which was in effect at 11:00

a.m. on August 3, 1995 (the “UCAR Effective Time”)) as a director by a person (but only such person) who (x) was a stockholder of UCAR at the UCAR Effective Time or (y) became or becomes a stockholder after the UCAR Effective Time by reason of the transfer of shares of common stock of UCAR or shares of Common Stock, respectively, by a person who (1) was a stockholder of UCAR at the UCAR Effective Time, (2) had the right to make such a nomination or recommendation pursuant to such a written agreement and (3) assigned such right and such written agreement to such stockholder in accordance with its terms in connection with such transfer, (c) by or at the direction of a committee of the Board which has been expressly authorized by the Board pursuant to a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board to call special meetings of stockholders or (d) by the chief executive officer or president of the Corporation. As used herein, “Nominating Stockholder” means a person who has the right to make a nomination or recommendation described in clause (b) of the preceding sentence and who was a stockholder of UCAR at the UCAR Effective Time.

NINTH: By-Laws.

The Amended and Restated By-Laws of the Corporation approved by the stockholder of the Corporation concurrently with approval by the stockholder of this Certificate of Incorporation shall, at the Effective Time, be the By-Laws.

After the Effective Time, all or any part of the By-Laws may be amended or repealed and new By-Laws may be adopted at any time and from time to time pursuant to (but only pursuant to) a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board, but subject to the power of the holders of shares of capital stock of the Corporation then outstanding to adopt, amend or repeal the By-Laws as provided in the next paragraph and to the limitations set forth in the By-Laws immediately after the Effective Time.

Subject to the next sentence, all or any part of the By-Laws may be amended or repealed and new By-Laws may be adopted by the stockholders upon (but only upon) the affirmative vote of holders of at least 67% of the voting power of all shares of capital stock of the Corporation then outstanding entitled to vote generally for the election of directors. The reference to 67% in the preceding sentence shall be deemed to refer to 50% if the Principal Stockholder (as defined below) votes in favor of such amendment, repeal or adoption. As used herein, “Principal Stockholder” means the Nominating Stockholder who, together with its affiliates, held at the UCAR Effective Time more than 50% of the outstanding shares of common stock of UCAR; provided, however, that there shall be no “Principal Stockholder” after such time as such Nominating Stockholder, together with its affiliates, ceases to hold more than 20% of the outstanding shares of common stock of UCAR or shares of Common Stock, respectively.

TENTH: Exculpation.

A director shall not be personally liable to the Corporation or the stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the duty of loyalty of such director to the Corporation or such holders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Law and (iv) for any transaction from which such director derives an improper personal benefit. If the Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Law, as so amended. No repeal or modification of this Article TENTH shall adversely affect any right of or protection afforded to a director prior to such repeal or modification.

ELEVENTH: Amendments.

Subject to the next sentence, notwithstanding any other provision contained in this Certificate of Incorporation and notwithstanding that a lesser percentage may be specified by law, the By-Laws or otherwise, Articles SEVENTH, EIGHTH, NINTH and TENTH of this Certificate of Incorporation and this Article ELEVENTH shall not be amended or repealed, and no provision inconsistent therewith or providing for cumulative voting in the election of directors shall be adopted, unless such adoption, amendment or repeal is approved by the affirmative vote of holders of at least 67% of the voting power of all shares of capital stock of the Corporation then outstanding entitled to vote generally for the election of directors. The reference to 67% in the preceding sentence shall be deemed to refer to 50% if the Principal Stockholder votes in favor of such amendment, repeal or adoption.

Subject to the immediately preceding paragraph of this Article ELEVENTH, the Corporation reserves the right to amend, alter, change or repeal any provision contained herein in the manner now or hereafter prescribed by law.

TWELFTH: Compromise.

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

IN WITNESS WHEREOF, the undersigned corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this 29th day of November, 2010.

GRAFTECH HOLDINGS INC.

By:	/s/ John D. Moran
John D. Moran
Vice President, General Counsel and Secretary